Exhibit 4.1

SUPPLEMENTAL INDENTURE

between

REGIONS FINANCIAL CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

Dated as of June 22, 2009

Supplement to Second Supplemental Indenture,

dated as of April 27, 2007

SUPPLEMENTAL INDENTURE, dated as of June 22, 2009 (this “Supplemental Indenture”) between REGIONS FINANCIAL CORPORATION, a Delaware corporation (the “Company”), having its principal office at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into the Indenture for subordinated debt securities, dated as of May 15, 2002, as supplemented by a Second Supplemental Indenture, dated as of April 27, 2007 (as so supplemented, the “Indenture”), providing for the issuance of the Company’s 6.625% Junior Subordinated Notes due 2077 (the “JSNs”).

Pursuant to an Agreement of Merger, dated as of June 22, 2009 (the “Agreement of Merger”), between the Trust and New Regions Financing Trust II, a statutory trust created pursuant to the Delaware Statutory Trust Act by the entering into that certain Declaration of Trust, dated as of June 19, 2009, and by the execution and filing the Certificate of Trust, filed on June 19, 2009 (the “New Trust”), and a Certificate of Merger filed with the Secretary of State of the State of Delaware at the Effective Time (as defined in the Agreement of Merger), the Trust merged with and into the New Trust at the Effective Time and each Trust Preferred Security issued and outstanding immediately prior to the Effective Time was converted at the Effective Time into one 6.625% Trust Preferred Security (Liquidation Amount $1,000 per preferred security) of the New Trust (the “New Trust Preferred Securities”) and each Trust Common Security issued and outstanding immediately prior to the Effective Time was converted at the Effective Time into one Common Security (Liquidation Amount $1,000 per security) of the New Trust (the “New Trust Common Securities” and, together with the New Trust Preferred Securities, the “New Trust Securities”).

Section 901 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interest of the Holders of Securities of any series or any related coupons in any material respect or, in the case of the Securities of a series issued to a Regions Trust and for so long as any of the corresponding series of Preferred Securities issued by such Regions Trust shall remain outstanding, the holders of such Preferred Securities.

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 903 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements on the Trustee’s part necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the JSNs, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture or the Amended Declaration (as defined herein) have the same meaning when used in this Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.

“Guarantee Agreement” means the Guarantee Agreement between the Company, as guarantor, and Deutsche Bank Trust Company Americas, as guarantee trustee, dated as of April 27, 2007.

“New Amended Declaration” means the Amended and Restated Declaration of Trust, dated as of June 22, 2009, among the Company, as Depositor, Deutsche Bank Trust Company Americas, as the Property Trustee, Deutsche Bank Trust Company Delaware, as the Delaware Trustee, and the Administrative Trustees named therein.

ARTICLE II

AMENDMENTS

Section 2.1. Amendments

From and after the Effective Time, each reference in the Indenture or the JSNs to the Amended Declaration shall be deemed to be a reference to the New Amended Declaration, each reference in the Indenture or the JSNs to the Trust shall be deemed to be a reference to the New Trust, each reference in the Indenture or the JSNs to the Trust Preferred Securities shall be deemed to be a reference to the New Trust Preferred Securities, each reference in the Indenture or the JSNs to the Trust Common Securities shall be deemed to be a reference to the New Trust Common Securities and each reference in the Indenture or the JSNs to the Trust Securities shall be deemed to be a reference to the New Trust Securities.

ARTICLE III

MISCELLANEOUS

Section 3.1. Effectiveness

This Supplemental Indenture will become effective upon its execution and delivery.

Section 3.2. Successors and Assigns

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 3.3. Further Assurances

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 3.4. Effect of Recitals

The recitals contained herein will be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.5. Ratification of Indenture

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.6. Governing Law

This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

REGIONS FINANCIAL CORPORATION

By	/s/ Irene M. Esteves
Name: Irene M. Esteves Title: Senior Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ Carl L. Gorday
Carl L. Gorday
Assistant Secretary and
Assistant General Counsel

DEUTSCHE BANK NATIONAL TRUST COMPANY FOR DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By	/s/ Kenneth R. Ring
Name: Kenneth R. Ring Title: Vice President

By	/s/ Irina Golovashchuk
Name: Irina Golovashchuk Title: Assistant Vice President